CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-55079) of Dow Jones & Company, Inc. of our report dated June 27, 2006 relating to the financial statements of Dow Jones 401(k) Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
June 27, 2006